Case Name: Interstate Bakeries
Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of March 8, 2008
REVENUE
Gross Income			$211,573,405
Less Cost of Goods Sold			102,641,374
Ingredients, Packaging & Outside Purchasing	$56,285,284
Direct & Indirect Labor	35,251,350
Overhead & Production Administration	11,104,740
Gross Profit			108,932,031

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	49,452,715
Advertising and Marketing	229,332	(i)
Insurance (Property, Casualty, & Medical)	9,866,928
Payroll Taxes	4,170,793
Lease and Rent	2,963,505
Telephone and Utilities	1,667,991
Corporate Expense (Including Salaries)	817,386	(ii)
Other Expenses	31,347,608	(iii)
Total Operating Expenses			100,516,258
EBITDA			8,415,773
Restructuring & Reorganization Charges	9,660,217	(iv)
Depreciation and Amortization	5,016,487
Abandonment	1,614,217
Property & Equipment Impairment	423,210
Other( Income)/Expense	(84,004)
Gain/Loss Sale of Prop	-
Interest Expense	3,096,651
Operating Income (Loss)			(11,311,005)
Income Tax Expense (Benefit)	968,604
Net Income (Loss)			$(12,279,609)

CURRENT ASSETS
Accounts Receivable at end of period			$135,138,176
Increase (Decrease) in Accounts Receivable for period			1,457,375
Inventory at end of period			57,556,349
Increase (Decrease) in Inventory for period			3,809,110
Cash at end of period			22,951,905
Increase (Decrease) in Cash for period			(9,284,692)
Restricted Cash			21,968,348	(v)
Increase (Decrease) in Restricted Cash for period			1,046,619

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(2,027,801)
Increase (Decrease) Liabilities Subject to Compromise			3,775,694
Taxes payable:
Federal Payroll Taxes	$4,734,925
State/Local Payroll Taxes	5,436,345
State Sales Taxes	721,304
Real Estate and
Personal Property Taxes	6,464,276
Other (see attached supplemental schedule)	3,941,533
Total Taxes Payable			21,298,383

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
March 8, 2008

Description	Amount

Use Tax	$545,142
Accr. Franchise Tax	1,812,051
Other Taxes	1,584,340

Total Other Taxes Payable	$3,941,533

(i) Advertising and marketing expense for the period included a quarterly corporate advertising credit of approximately $1.8 million.

(ii) Corporate expense for the period included a reversal of incentive compensation accruals of approximately $4.5 million and other quarterly corporate credits of approximately $1.0 million.

10th period
(iii) Other Expenses included the following items:
Employee benefit costs	14,160,375
Facility costs (excluding lease expense)	1,229,219
Distribution/transportation costs	12,474,107
Local promotional costs	1,055,953
Miscellaneous	2,427,954
$31,347,608

(iv) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	24,591
Employee costs adjustment	(447,185)
Intangible impairment	573,952
Other	85,927
Reorganization expenses
Professional fees	4,260,959
Interest income	(115,753)
Debt fee and expense write off	5,300,260
Other	(22,534)
$9,660,217

(v) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.0 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF MARCH 8, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended March 8, 2008 and balances of and period changes in certain of the Company’s accounts as of March 8, 2008, is unaudited. This MOR should be read together and concurrently with the Company’s third quarter 2008 Form 10-Q that was filed with the SEC on April 17, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR includes certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of March 8, 2008 the Company had borrowed $9 million under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of March 8, 2008 there were $129.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $52.6 million as of March 8, 2008.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 to the Company’s financial statements included in its Form 10-Q for the third fiscal quarter of 2008 ended March 8, 2008 for additional information.)